AMENDMENT NO. 1

To

CITIGROUP MORTGAGE LOAN TRUST INC.
Depositor

CITIMORTGAGE, INC.
Master Servicer and Trust Administrator

CITIBANK, N.A.
Paying Agent, Certificate Registrar and Authenticating Agent

and

U.S. BANK NATIONAL ASSOCIATION
Trustee

_________________________________________

POOLING AND SERVICING AGREEMENT
Dated as of May 1, 2006
_________________________________________

Mortgage Pass-Through Certificates

Series 2006-4

THIS AMENDMENT NO. 1, dated as of July 25, 2006 (the “Amendment”), to the Pooling and Servicing Agreement, dated as of May 1, 2006, among CITIGROUP MORTGAGE LOAN TRUST INC., as depositor (the “Depositor”), CITIMORTGAGE, INC., as master servicer and trust administrator (the “Master Servicer” and the “Trust Administrator”), CITIBANK, N.A., as paying agent, certificate registrar and authenticating agent (the “Paying Agent,” the “Certificate Registrar” and the “Authenticating Agent”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”) (the “Pooling and Servicing Agreement”).

W I T N E S S E T H

WHEREAS, the Depositor, the Master Servicer, the Trust Administrator, the Paying Agent, the Certificate Registrar, the Authenticating Agent, and the Trustee entered into the Pooling and Servicing Agreement;

WHEREAS, the parties to the Pooling and Servicing Agreement desire to amend the Pooling and Servicing Agreement exclusively with respect to certain percentages appearing in Section 4.01(b)(ii);

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. Amendment.

The first paragraph under Section 4.01(b)(ii) is amended by deleting the percentages appearing therein and replacing them with the percentages as underlined below:

(ii) On any Distribution Date, the portion of (a) all net Liquidation Proceeds and Insurance Proceeds with respect to any Group 1 Mortgage Loans that were the subject of a Final Recovery Determination in the related Prepayment Period and (b) all Principal Prepayments received in respect of the Group 1 Mortgage Loans in the related Prepayment Period, allocable to principal and not included in the related Senior Principal Distribution Amount, will be allocated on a pro rata basis among the following Classes of Subordinate Certificates (each, an “Eligible Class”) in proportion to the respective outstanding Certificate Principal Balances thereof: (i) the Class B1 Certificates, (ii) the Class B2 Certificates, if on such Distribution Date the aggregate percentage interest evidenced by the Class B2 Certificates, the Class B3 Certificates, the Class B4 Certificates, the Class B5 Certificates and the Class B6 Certificates equals or exceeds 2.90% before giving effect to distributions on such Distribution Date, (iii) the Class B3 Certificates, if on such Distribution Date the aggregate percentage interest evidenced by the Class B3 Certificates, the Class B4 Certificates, the Class B5 Certificates and the Class B6 Certificates equals or exceeds 1.85% before giving effect to distributions on such Distribution Date, (iv) the Class B4 Certificates, if on such Distribution Date the aggregate percentage interest evidenced by the Class B4 Certificates, the Class B5 Certificates and the Class B6 Certificates equals or exceeds 1.20% before giving effect to distributions on such Distribution Date, (v) the Class B5 Certificates, if on such Distribution Date the aggregate percentage interest evidenced by the Class B5 Certificates and the Class B6 Certificates equals or exceeds 0.65% before giving effect to distributions on such Distribution Date and (vi) the Class B6 Certificates, if on such Distribution Date the percentage interest evidenced by the Class B6 Certificates equals or exceeds 0.30% before giving effect to distributions on such Distribution Date. If any of the foregoing Certificates is not an Eligible Class, any amounts allocable to principal and distributable pursuant to this Section 4.01(b)(ii) will be distributed among the Certificates that are Eligible Classes in the manner set forth above.

SECTION 3. Limited Effect of Amendment.

Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Master Servicer, the Trust Administrator, the Paying Agent, the Certificate Registrar, the Authenticating Agent, and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Reference to this Amendment need not be made in the Pooling and Servicing Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Pooling and Servicing Agreement, any reference in any of such items to the Pooling and Servicing Agreement being sufficient to refer to the Pooling and Servicing Agreement as amended hereby.

SECTION 4. Binding Effect.

The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, the Master Servicer, the Trust Administrator, the Paying Agent, the Certificate Registrar, the Authenticating Agent, and the Trustee.

SECTION 5. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 6. Severability of Provisions.

If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 7. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 8. Counterparts.

This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Trust Administrator, the Paying Agent, the Certificate Registrar, the Authenticating Agent, and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the 25th day of July, 2006.

[signature page follows]

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Trust Administrator, the Paying Agent, the Authenticating Agent, the Certificate Registrar and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

CITIGROUP MORTGAGE LOAN TRUST INC., as Depositor

By:	/s/ Peter D. Steinmetz
Name:	Peter D. Steinmetz
Title:	Vice President

CITIMORTGAGE, INC., as Master Servicer and Trust Administrator

By:	/s/ Tommy R. Harris
Name:	Tommy R. Harris
Title:	Sr. Vice President

CITIBANK, N.A., as Paying Agent, Certificate Registrar and Authenticating Agent

By:	/s/ Jennifer McCourt
Name:	Jennifer McCourt
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Clare M. O’Brien
Name:	Clare M. O’Brien
Title:	Vice President